Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JANUX THERAPEUTICS, INC.

David Campbell hereby certifies that:

ONE: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on June 27, 2017.

TWO: He is the duly elected and acting President and Chief Executive Officer of this corporation.

THREE: The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of the corporation is Janux Therapeutics, Inc. (the “Company”).

II.

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of the Company’s registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the total number of shares which the Company is authorized to issue is 48,783,569 shares, 28,000,000 shares of which shall be Common Stock, each having a par value of $0.001 per share, and 20,783,569 shares of which shall be Preferred Stock, each having a par value of $0.001 per share.

B. Subject to the rights of the holders of the Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Company, voting together as a single class on an as-if-converted to Common Stock basis, and without a separate class vote by the holders of Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

C. Of the presently authorized shares of Preferred Stock, (a) 2,689,997 shares are hereby designated as “Series Seed Preferred Stock”, (b) 4,148,832 shares are hereby designated as “Series Seed 2 Preferred Stock”, (c) 5,894,740 shares are hereby designated as “Series A Preferred Stock” (d) 8,050,000 shares are hereby designated as “Series B Preferred Stock”. The Series Seed Preferred Stock, the Series Seed 2 Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock shall be collectively referred to as “Series Preferred Stock”. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred Stock are as follows:

1. DIVIDEND RIGHTS.

(a) General. Holders of Series Preferred Stock shall be entitled to receive, prior and in preference to the holders of Common Stock, noncumulative cash dividends, when, as and if declared by the Board of Directors of the Company (the “Board of Directors”), out of any funds that are legally available therefor, at the rate of eight percent (8%) of the Series Seed Original Purchase Price, the Series Seed 2 Original Purchase Price, the Series A Original Purchase Price or the Series B Original Purchase Price (each as defined below), as applicable, per annum on each then-outstanding share of Series Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). As used herein, the “Series Seed Original Purchase Price” shall be $1.50 per share of Series Seed Preferred Stock, the “Series Seed 2 Original Purchase Price” shall be $4.26 per share of Series Seed 2 Preferred Stock, the “Series A Original Purchase Price” shall be $9.50 per share of Series A Preferred Stock and the “Series B Original Purchase Price” shall be $15.551 per share of Series B Preferred Stock (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).

(b) Priority of Series Preferred Stock Dividends. So long as any shares of Series Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any shares of Common Stock, nor shall any shares of any Common Stock be purchased, redeemed, or otherwise acquired for value by the Company (except for repurchases of shares of Common Stock issued to or held by employees, consultants, officers and directors of the Company at a price not greater than the amount paid by such persons for such shares upon the termination of their employment or services pursuant to agreements approved by the Board of Directors) until all dividends on the Series Preferred Stock (set forth in this Section 1) shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all then-outstanding shares of Series Preferred Stock in an amount per share equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. As authorized by Section 402.5(c) of the General Corporation Law of California (the “CGCL“), Sections 503 and 506 of the CGCL, to the extent otherwise applicable, shall not apply with respect to the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors of the Company at a price not greater than the amount paid by such persons for such shares upon the termination of their employment or services pursuant to agreements approved by the Board of Directors providing for the right of such repurchase.

2. VOTING RIGHTS.

(a) General Rights. Except as otherwise provided herein or as required by law, shares of Series Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock. In the event of any such vote or action by written consent, each holder of shares of Series Preferred Stock shall be entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series Preferred Stock are convertible (pursuant to Section 4 hereof) as of the close of business on the record date fixed for such vote or the effective date of such written consent.

(b) Separate Vote of Series Preferred Stock. In addition to any other vote or consent required herein or by law, without the prior vote or written consent of the holders of at least a majority of the then-outstanding shares of Series Preferred Stock, which must include the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting as a separate class on an as-if-converted to Common Stock basis (the “Requisite Holders”), the Company shall not, whether directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) Any redemption, repurchase or other acquisition by the Company with respect to any securities of the Company, other than: (A) redemption, repurchase or other acquisition of shares of Common Stock pursuant to equity incentive agreements or restricted stock purchase agreements with employees, officers, directors, consultants or service providers of the Company giving the Company a right to repurchase such shares at a price not greater than the amount paid by such persons for such shares upon the termination of their employment or services pursuant to agreements approved by the Board of Directors; or (B) repurchases of capital stock of the Company by the Company pursuant to the Company’s right of first refusal set forth in Section 2.2 of the Amended and Restated Stockholders’ Agreement, dated on or about the date hereof, by and among the Company and the stockholders named therein;

(ii) Any voluntary dissolution or liquidation of the Company;

(iii) Any consolidation or merger of the Company (or any subsidiary of the Company if the Company issues shares of its capital stock pursuant to such merger or consolidation) with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than a majority of (1) the Company’s or surviving entity’s voting power immediately after such consolidation, merger or reorganization or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity (an “Acquisition”);

(iv) Any (1) sale, lease, license, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets, technology or intellectual property of the Company and its subsidiaries taken as a whole, other than non-exclusive licenses granted in the ordinary course of the Company’s business or (2) sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company (an “Asset Transfer”);

(v) Any incurrence of indebtedness, guaranty of indebtedness, creation of a lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business), or authorization to incur indebtedness in excess of $50,000 other than payables and accrued expenses incurred during the normal course of business;

(vi) Any creation (by amendment of this Amended and Restated Certificate of Incorporation, reclassification, certificate of designation or otherwise), or issuance or entry into an obligation of the Company to issue, of any new class or series of shares (or security convertible or exercisable into the foregoing) having rights, preferences or privileges senior to or on a parity with the Series Preferred Stock;

(vii) Any amendment, alteration, repeal or waiver of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Company;

(viii) Any increase or decrease in the authorized number of shares of Common Stock or Series Preferred Stock;

(ix) Any increase or decrease in the size of the Board of Directors or changing of the number of votes entitled to be cast by any director or directors on any matter;

(x) Any alteration of or change to the rights, preferences or privileges of the Series Preferred Stock;

(xi) Any (1) sale or issuance by a wholly-owned subsidiary of the Company of any equity interest in such subsidiary to any third party, (2) creation or holding of equity interests by the Company or any subsidiary in any other entity that is not wholly owned subsidiary of the Company or a wholly owned subsidiary of the Company or (3) permitting or authorization of any direct or indirect subsidiary of the Company to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary (other than to the Company or a direct or indirect wholly owned subsidiary of the Company);

(xii) Any declaration or payment of any dividend or distribution on any shares of Common Stock or Series Preferred Stock;

(xiii) Without approval of the Board of Directors, including a majority of the Series Preferred Directors (as defined below), any sale, issuance, sponsorship, creation or distribution by the Company or any subsidiary of any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens; or

(xiv) Any making of any binding agreement, arrangement or understanding with any other party regarding any of the foregoing actions.

(c) Election of Board of Directors. The holders of record of the shares of Series Seed Preferred Stock and Series Seed 2 Preferred Stock, exclusively and together as a separate class, shall be entitled to elect one (1) director of the Company (the “Series Seed Director”), the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Company (the “Series A Directors”) and the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company (together with the Series Seed Director and the Series A Directors, the “Series Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors and to remove from office such directors and to fill any vacancy or vacancies caused by the resignation, death or removal of such directors. The holders of Common Stock shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors and to remove from office such directors and to fill any vacancy or vacancies caused by the resignation, death or removal of such directors. The holders of Common Stock and Series Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. No person entitled to vote at an election of directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115 of the CGCL. During such time or times that the corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. However, no stockholder shall be entitled to so cumulate such stockholder’s votes unless: (i) the names of such candidate or candidates have been placed in nomination prior to the voting; and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination prior to the voting. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d) Removal.

(i) During such time or times that the Company is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board of Directors is removed, no individual director may be removed when the votes cast against such director’s removal (or, if such action is taken by written consent, the votes not consenting in writing to such removal) would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected (subject to Section 2(c)).

(ii) At any time or times that the Company is not subject to Section 2115(b) of the CGCL and subject to any limitations imposed by law, Section 2(d)(i) above shall not apply and the Board of Directors or any director may be removed from office at any time: (A) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote at an election of directors (subject to Section 2(c)); or (B) without cause by the affirmative vote of the Requisite Holders.

(e) Vacancies. Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the action of the Board of Directors to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation”), before any distribution or payment shall be made to the holders of Series A Preferred Stock, Series Seed 2 Preferred Stock, Series Seed Preferred Stock or Common Stock, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series B Preferred Stock equal to the Series B Original Purchase Price, plus all declared but unpaid dividends on the Series B Preferred Stock, for each share of Series B Preferred Stock then held by them. If, upon any such Liquidation, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed to the holders of Series B Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a).

(b) After the payment of the full liquidation preferences of the Series B Preferred Stock as set forth in Section 3(a), before any distribution or payment shall be made to the holders of Series Seed 2 Preferred Stock, Series Seed Preferred Stock or Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred Stock equal to the Series A Original Purchase Price, plus all declared but unpaid dividends on the Series A Preferred Stock, for each share of Series A Preferred Stock then held by them. If, upon any such Liquidation, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the liquidation preference set forth in this Section 3(b), then such assets shall be distributed to the holders of Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(b).

(c) After the payment of the full liquidation preferences of the Series B Preferred Stock and the Series A Preferred Stock as set forth in Sections 3(a) and 3(b), before any distribution or payment shall be made to the holders of Series Seed Preferred Stock or Common Stock, the holders of Series Seed 2 Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series Seed 2 Preferred Stock equal to the Series Seed 2 Original Purchase Price, plus all declared but unpaid dividends on the Series Seed 2 Preferred Stock, for each share of Series Seed 2 Preferred Stock then held by them. If, upon any such Liquidation, the assets of the Company shall be insufficient to make payment in full to all holders of Series Seed 2 Preferred Stock of the liquidation preference set forth in this Section 3(c), then such assets shall be distributed to the holders of Series Seed 2 Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(c).

(d) After the payment of the full liquidation preferences of the Series B Preferred Stock, the Series A Preferred Stock and the Series Seed 2 Preferred Stock as set forth in Sections 3(a), 3(b) and 3(c), before any distribution or payment shall be made to the holders of Common Stock, the holders of Series Seed Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series Seed Preferred Stock equal to the Series Seed Original Purchase Price, plus all declared but unpaid dividends on the Series Seed Preferred Stock, for each share of Series Seed Preferred Stock then held by them. If, upon any such Liquidation, the assets of the Company shall be insufficient to make payment in full to all holders of Series Seed Preferred Stock of the liquidation preference set forth in this Section 3(d), then such assets shall be distributed to the holders of Series Seed Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this
Section 3(d).

(e) After the payment of the full liquidation preferences of the Series Preferred Stock as set forth in Sections 3(a), 3(b), 3(c) and 3(d), the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(f) Unless otherwise determined by a vote of the Requisite Holders, any Acquisition or Asset Transfer shall be deemed a Liquidation under this Section 3; provided, however, that if the consideration received by the Company in connection with any Liquidation is other than cash, its value will be deemed its fair market value as determined (other than as set forth in the following sentence) by the Board of Directors (including a majority of the Series Preferred Directors). Any securities received as consideration in connection with any Liquidation shall be valued as follows:

(i) With respect to securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (ii) below:

(A) If traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors (including a majority of the Series Preferred Directors).

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) In the event of a Liquidation in connection with an Acquisition under this Section 3, the “assets of the Company” available for distribution shall be deemed to be the aggregate consideration to be paid to all stockholders participating in such Acquisition.

(g) The Company shall not have the power to effect a Liquidation unless the definitive agreement for such transaction (the “Liquidation Agreement”) provides that the consideration payable to the stockholders of the Company in such Liquidation shall be allocated to the holders of capital stock of the Company in accordance with this Section 3.

(h) In the event of any Liquidation, if any portion of the consideration payable to the stockholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Liquidation Agreement shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), (b), (c), (d) and (e) as if the Initial Consideration were the only consideration payable in connection with such Liquidation; and (ii) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), (b), (c), (d) and (e) after taking into account the previous payment of the Initial Consideration (and any previously paid Additional Consideration) as part of the same transaction. For the purposes of this Section 3(h), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation shall be deemed to be Additional Consideration.

(i) Notwithstanding the foregoing provisions of this Section 3, upon any Liquidation, then each holder of Series Preferred Stock shall be entitled to receive, for each share of such series of Series Preferred Stock then held, out of the proceeds available for distribution, the greater of (y) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares pursuant to this Section 3 (without giving effect to this Section 3(i)) or (z) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares if such shares had been converted to Common Stock immediately prior to such liquidation, dissolution or winding up, giving effect to this Section 3(i) with respect to all series of Series Preferred Stock simultaneously which would receive a greater amount under this subsection (z) than subsection (y).

4. Conversion Rights. The holders of the Series Preferred Stock shall have the following rights with respect to the conversion of such shares of Series Preferred Stock into shares of Common Stock:

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock; provided that such holder may waive such option to convert pursuant to this Section 4(a) upon written notice to the Company. The number of shares of Common Stock to which a holder of Series Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series Seed Conversion Rate, the Series Seed 2 Conversion Rate, the Series A Conversion Rate or the Series B Conversion Rate (each as defined in and determined as provided in Section 4(c)), as applicable, then in effect, by the number of shares of Series Preferred Stock being converted. Each holder of Series Preferred Stock who desires to convert such shares into shares of Common Stock pursuant to this Section 4(a) shall surrender the certificate or certificates representing the shares being converted, duly endorsed, at the office of the Company or any transfer agent for such shares and shall give written notice to the Company at such office that such holder elects to convert such shares. Such notice shall state the number of shares of Series Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, at the Company’s option, in shares of Common Stock (at the Common Stock’s fair market value determined in good faith by the Board of Directors as of the date of such conversion), any declared but unpaid dividends on the shares of Series Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of

Series Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(b) Automatic Conversion.

(i) Each share of Series Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series Seed Conversion Rate, Series Seed 2 Conversion Rate, Series A Conversion Rate or Series B Conversion Rate, as applicable: (i) at any time upon the affirmative election of the Requisite Holders; or (ii) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (a) the per share price is at least $19.44 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), and (b) the aggregate offering price of the Common Stock in the offering (after deducting any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such offering and any expenses payable by the Company in connection with such offering) is at least $50,000,000.

(ii) Upon the occurrence of an event giving rise to the conversion specified by this Section 4(b), the then-outstanding shares of Series Preferred Stock shall be converted automatically into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred Stock, the holders of such shares shall surrender the certificates representing such shares at the office of the Company or any transfer agent for such shares. Thereupon, there shall be issued and delivered to such holders promptly at such office and in the holders’ names as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred Stock were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(a).

(c) Conversion Rate. The conversion rate in effect at any time for conversion of each share of Series Seed Preferred Stock (the “Series Seed Conversion Rate”) shall be the quotient obtained by dividing the Series Seed Original Purchase Price by the Series Seed Conversion Price (as defined in and calculated as provided in Section 4(d)). The conversion rate in effect at any time for conversion of each share of Series Seed 2 Preferred Stock (the “Series Seed 2 Conversion Rate”) shall be the quotient obtained by dividing the Series Seed 2 Original Purchase Price by the Series Seed 2 Conversion Price (as defined in and calculated as provided in Section 4(d)). The conversion rate in effect at any time for conversion of each share of Series A Preferred Stock (the “Series A Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Purchase Price by the Series A Conversion Price (as defined in and calculated as provided in Section 4(d)). The conversion rate in effect at any time for conversion of each share of Series B Preferred Stock (the “Series B Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Purchase Price by the Series B Conversion Price (as defined in and calculated as provided in Section 4(d)).

(d) Conversion Price. The conversion price for the Series Seed Preferred Stock shall initially be an amount equal to the Series Seed Original Purchase Price (the “Series Seed Conversion Price”), the conversion price for the Series Seed 2 Preferred Stock shall initially be an amount equal to the Series Seed 2 Original Purchase Price (the “Series Seed 2 Conversion Price”), the conversion price for the Series A Preferred Stock shall initially be an amount equal to the Series A Original Purchase Price (the “Series A Conversion Price”) and the conversion price for the Series B Preferred Stock shall initially be an amount equal to the Series B Original Purchase Price (the “Series B Conversion

Price”). Such initial Series Seed Conversion Price, Series Seed 2 Conversion Price, Series A Conversion Price and Series B Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series Seed Conversion Price, the Series Seed 2 Conversion Price, the Series A Conversion Price or the Series B Conversion Price herein shall mean the Series Seed Conversion Price, the Series Seed 2 Conversion Price, the Series A Conversion Price or the Series B Conversion Price, as applicable, as so adjusted. The Series Seed Conversion Price, the Series Seed 2 Conversion Price, the Series A Conversion Price and the Series B Conversion Price may be collectively referred to herein as an applicable “Conversion Price”.

(e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series B Preferred Stock is issued (the “Original Issue Date”) effect a subdivision of the then-outstanding Common Stock without a corresponding subdivision of the Series Preferred Stock, then the applicable Conversion Price in effect immediately before such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the then-outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred Stock, then the applicable Conversion Price in effect immediately before such combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date such subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, in each such event the applicable Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying such applicable Conversion Price then in effect by a fraction: (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (ii) the denominator of which is the sum of the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such conversion price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer, or a subdivision or combination of shares, stock dividend or reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then in each such event each holder of Series Preferred Stock shall have the right thereafter to convert such Series Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or a merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer, a subdivision or combination of shares, a stock dividend or a reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), then as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of Series Preferred Stock shall thereafter be entitled to receive, upon the conversion of such Series Preferred Stock, that number of shares of stock or other securities or property of the Company to which a holder of that number of shares of Common Stock deliverable upon conversion of such Series Preferred Stock would have been entitled as a result of such capital reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred Stock after the capital reorganization, merger or consolidation such that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Sale of Shares Below applicable Conversion Price.

(i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined below) less than the then-effective applicable Conversion Price, then and in each such case, unless otherwise determined by a vote of the Requisite Holders, such then-existing applicable Conversion Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying such applicable Conversion Price by a fraction: (A) the numerator of which shall be the sum of the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issuance or sale, plus the number of shares of Common Stock which the aggregate consideration received (as determined in accordance with Section 4(i)(ii) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Conversion Price; and (B) the denominator of which shall be the sum of the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issuance or sale, plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the “number of shares of Common Stock deemed outstanding” as of a given date shall be the sum of the number of shares of Common Stock actually outstanding, plus the number of shares of Common Stock into which the then-outstanding shares of Series Preferred Stock could be converted if fully converted on the day immediately preceding the given date, plus the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Company for any issuance or sale of securities shall: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issuance or sale but without deduction of any expenses payable by the Company; and (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors. In the event that Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the consideration received by the Company for any issuance or sale of securities shall be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells: (A) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”); or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, however, that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; and provided further that: (i) if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or based on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and (ii) if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the applicable Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or the conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided, however, that such readjustment shall not apply to prior conversions of Series Preferred Stock.

(iv) As used herein, “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i), other than the following (collectively, “Exempted Securities”): (A) any shares of Common Stock actually issued upon any conversion of shares of Series Preferred Stock; (B) any shares of Common Stock issued as a dividend or distribution on shares of Series Preferred Stock; (C) any shares of Common Stock and/or options or other Common Stock purchase rights, and the shares of Common Stock issued pursuant to such options or other rights after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors (including a majority of the Series Preferred Directors); (D) any shares of Common Stock actually issued pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the Original Issue Date, in each case provided such issuance is pursuant to the terms of such rights or agreements, options, warrants or convertible securities; or (E) any shares of Common Stock and/or options, warrants or convertible securities, and the Common Stock actually issued pursuant to such options, warrants or convertible securities, that are issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors (including a majority of the Series Preferred Directors). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the aggregate consideration received, or deemed to have been received by the Company for such issuance under this Section 4(i), for such Additional Shares of Common Stock by the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i).

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of an applicable Conversion Price pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of Series Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(k) Notices of Record Date. Upon: (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution; or (ii) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by virtue of a vote of the Requisite Holders) a notice specifying: (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution; (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective; and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash in an amount equal to the product of such fraction multiplied by the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors, on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Series Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series Preferred Stock, the Company will take such corporate action as is, in the opinion of its counsel, necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by electronic mail or confirmed facsimile, if sent during normal business hours of the recipient or, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of shares of Common Stock upon conversion of shares of Series Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred Stock so converted were registered.

(p) Status of Converted Shares. No shares of Series Preferred Stock that have been converted into Common Stock after the original issuance thereof in accordance with this Section 4 shall ever be reissued, and all such shares so converted shall upon such conversion be appropriately canceled on the books of the Company and shall be restored to the status of authorized but unissued Preferred Stock of the Company, undesignated as to series.

V.

A. To the fullest extent permitted by the DGCL, no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director. The Company shall indemnify all directors, officers and employees of the Company, and shall advance expenses reasonably incurred by such directors, officers and employees in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by the DGCL. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the Company, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Company, subject to the rights of the Series Preferred Stock set forth in Section 2 of Article IV. The stockholders of the Company shall also have power to adopt, amend or repeal the bylaws of the Company; provided, however, that, in: addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class on an as-if-converted to Common Stock basis, shall be required to adopt, amend or repeal any provision of the bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the bylaws of the Company so provide.

VII.

The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Series Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company. Any repeal or modification of this Article VII will only be prospective and will not affect the rights under this Article VII in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.

* * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL by the Board of Directors and the stockholders of the Company.

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IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer as of April 14, 2021.

By:	/s/ David Campbell
David Campbell, Ph.D.
President and Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]